Exhibit 10.4

LOAN AGREEMENT

THIS AGREEMENT dated as of October 4, 2021 is by and between PRECISION OPTICS CORPORATION, INC., a Massachusetts corporation with its principal place of business at 22 East Broadway, Gardner, Massachusetts 01440 (the “Borrower”) and MAIN STREET BANK, a Massachusetts bank with its principal place of business at 81 Granger Boulevard, Marlborough, Massachusetts 01752 (the “Bank”).

WHEREAS, the Borrower has requested, and the Bank has consented to the extension of a $250,000 revolving line of credit loan facility and a $2,600,000 term loan facility (collectively, the “Loans”).

NOW THEREFORE, in consideration of the covenants, agreements, representations and warranties contained in this Agreement and of the faithful performance of said covenants and agreements, the Borrower and the Bank covenant, agree, represent and warrant as follows:

SECTION 1

DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section 1 will, for all purposes of this Agreement, have the meanings specified. The following definitions are equally applicable to both the singular and plural forms of any of the terms defined. All terms of accounting significance used (unless otherwise specified) will be determined by reference to the Borrower’s books of account and in conformity with GAAP as applied to the books of account in the opinion of a certified public accountant of recognized standing selected by the Borrower and approved by the Bank in its reasonable discretion.

Acquisition. The purchase by the Borrower of substantially all of the assets of Lighthouse pursuant to the Acquisition Documents.

Acquisition Documents. That certain Asset Purchase Agreement, dated as of October 4, 2021, by and between the Borrower and Lighthouse, and all agreements, instruments and documents executed or delivered in connection therewith, including, but not limited to, a Bill of Sale, Assignment and Assumption Agreement, Assignment and Assumption of Lease and Intellectual Property Assignment.

Advance. Each advance of funds made by the Bank under the Loans.

Affiliate. Any Person who directly or indirectly controls, or is controlled by, or is under common control with the Borrower.

Agreement. This entire Loan Agreement with all the Exhibits and Schedules, if any, attached.

Assets. All assets of the Borrower, including without limitation, all assets acquired pursuant to the Acquisition and all assets that should be classified as assets on a balance sheet of the Borrower prepared in accordance with GAAP.

Bank. Main Street Bank, a Massachusetts bank, its successors and assigns.

Borrower. Precision Optics Corporation, Inc., a Massachusetts corporation.

Borrowing Base Certificate. A fully completed certificate in the form of Exhibit A to this Agreement, certified by the President or Chief Financial Officer of the Borrower to be correct and delivered to, and accepted by, the Bank pursuant to this Agreement.

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Business Day. Any day other than Saturday, Sunday or a day on which commercial banks in Massachusetts are required or permitted by law to close.

Capital Assets. Assets that are required or permitted to be depreciated or amortized in accordance with GAAP.

Capital Leases. Capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of Capital Assets.

Collateral. All present and future right, title and interest of the Borrower in and to the property and rights, now or in the future existing, in which a security interest is granted to the Bank under the Security Agreement.

Current Maturities of Long-Term Indebtedness. The principal amount of long-term Indebtedness paid within twelve (12) months from the date of calculation, including, but not limited to, amounts paid during such period under Capital Leases.

Default. Any event or condition specified in Section 5.1 so long as any applicable requirements for the giving of notice or lapse of time or both have not been fulfilled.

EBITDA. For any period, the aggregate of Borrower’s net income plus taxes paid, plus Interest expense, plus depreciation and amortization.

Environmental Event. Any (i) generation, storage, disposal, removal, transportation or treatment of Hazardous Substances on, at or from any property owned, leased, occupied or operated by the Borrower (or on any of the real property adjoining such property, if, through soil or groundwater migration, such Hazardous Substances could have come to be located at any of such property); (ii) receipt by the Borrower of any notice or claim of any violation of any Environmental Law or of any action based upon nuisance, negligence or other tort theory alleging liability on the basis of improper generation, storage, disposal, removal, transportation or treatment of Hazardous Substances on, at or from any of the property described in clause (i) above; or (iii) presence or release of Hazardous Substances at, from or upon any of the property described in clause (i) above that has resulted in contamination or deterioration of any portion of such property resulting in a level of contamination greater than the levels permitted or established by any governmental Authority having jurisdiction over the Borrower or any of such property.

Environmental Laws. Any and all federal, foreign, state, local and other governmental statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, or other governmental restrictions relating to the environment or the release of any materials into the environment.

Event of Default. Any event or condition specified in Section 5.1 if all applicable requirements for the giving of notice or lapse of time or both have been fulfilled.

Financial Statements. (a) the consolidated financial statements of the Borrower together with the notes thereto for the fiscal years ended June 30, 2019 and June 30, 2020 audited by the Borrower’s independent certified public accountants to present fairly the financial position and results of operations of the Borrower at such dates and for such periods in accordance with GAAP, and (b) the internally prepared consolidated financial statements of the Borrower for the period ending June 30, 2021.

GAAP. Generally accepted accounting principles applied consistently as was done in the preparation of the Financial Statements, with such changes or modifications thereto as may be approved in writing by the Bank.

Governmental Authority. Any agency, authority, body, board, commission, court, instrumentality, department, bureau, legislature or office of any nature whatsoever for any government unit or political subdivision, whether foreign, federal, state, county, district, municipal or otherwise, and whether now or hereafter in existence.

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Hazardous Substances. Any “hazardous material” or “hazardous substances” as defined in any of the Environmental Laws, as well as asbestos and materials containing asbestos.

Indebtedness. With respect to any entity (a) all obligations of the entity which in accordance with GAAP are classified upon the balance sheet of the entity as liabilities (except capital stock and surplus earned or otherwise), and in any event, without limitation by reason of enumeration, all indebtedness, capitalized lease obligations, debt and other similar monetary obligations of the entity, whether direct, indirect or guaranteed, and all premium, if any, due at the required prepayment date of the indebtedness, but excluding endorsement of obligations of others deposited by the entity to its account for collection; and (b) all indebtedness secured by mortgage, pledge, lien, charge or encumbrance on assets owned by the entity, whether or not the indebtedness was actually created, assumed or incurred by the entity; and the acquisition by an entity of assets subject to any mortgage, pledge, lien, charge or encumbrance shall be deemed to be the equivalent of the creation, assumption and incurring of the indebtedness secured by the assets. In computing the amount of Indebtedness at any date, there shall be included an amount equal to all reserves at the date in respect of debts and other similar monetary obligations of the entity, either direct or guaranteed.

Intellectual Property. Any and all intellectual property, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, all rights therein, and all rights to sue at law or in equity for any past, present, or future infringement, violation, misuse, misappropriation or other impairment thereof, whether arising under US, multinational or foreign laws or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.

Interest. For any fiscal period, interest paid or accrued, including but not limited to, interest paid or accrued on Liabilities, determined in accordance with GAAP.

Landlord Waivers. The consent and waiver of the landlord in its interest in the Borrower’s property subject to the Leases and substantially in the form of Exhibit B attached.

Leases. The leases (including tenancy, occupancy and license agreements) for storage space, production facilities, office facilities and any other location now or hereinafter occupied by the Borrower and/or where any Collateral is now or hereafter stored or used including, but not limited to, those leases listed on Schedule 1 attached.

Legal Requirements. All statutes, codes, ordinances (and rules and regulations thereunder), all executive orders and other administrative orders, judgments, decrees, injunctions and other judicial orders of or by any federal, state, municipal or other government, or any department, commission, board, bureau, agency or instrumentality of any of them, which may at any time be applicable to the Borrower.

Liabilities. All liabilities of the Borrower, including without limitation, all liabilities that should be classified as liabilities on a balance sheet of the Borrower prepared in accordance with GAAP.

Lighthouse. Lighthouse Imaging, LLC, a Maine limited liability company.

Loan Documents. This Agreement, the Notes, the Security Agreement and all other agreements, documents, instruments and certificates delivered by the Borrower or others to the Bank in connection with this Agreement.

Material Adverse Effect. Any materially adverse effect on the condition (financial or otherwise) with respect to the properties, assets, business, affairs, operations, or results of operations of the Borrower or material impairment of the ability of the Borrower to perform its business as currently conducted or as proposed to be conducted or its obligations hereunder or under any of the other Loan Documents.

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Notes. The Revolving Line of Credit Note and the Term Note.

Obligations. (i) All of the Borrower’s covenants, agreements and obligations contained in the Loan Documents, and (ii) all debts, liabilities and obligations of the Borrower to Bank of every description, direct or indirect, absolute or contingent, due or to become due, now existing or in the future arising.

Patents and Trademarks. All patents, patent applications, patents pending, trademarks and trademark applications owned or held by the Borrower (including those acquired by Borrower pursuant to the Acquisition) all as more particularly set forth on Schedule 2 attached. To the extent any such item has been filed or registered with any state or the United States Patent and Trademark Office all such filing information shall be set forth on said Schedule 2.

Permits. All licenses, approvals, qualifications, variances, permissive uses, certificates of need, franchises, accreditations, certificates, certifications, consents, permits and other authorizations (including, without limitation, building permits, subdivision approvals and subdivision plans) benefiting, relating to or affecting any of the Collateral or other property or assets of the Borrower and the ownership, construction, development, maintenance, management, repair, use, occupancy, possession or operation thereof or the operation of any programs or services by the Borrower and all renewals, replacements and substitutions therefor, now or hereafter issued by or entered into with any Governmental Authority or maintained or used by the Borrower or entered into by the Borrower with any other Person.

Permitted Liens. The liens referred to in Section 3.19(a).

Person. An individual, a corporation, a partnership, a limited liability company, a joint stock association, a business trust or a government or any agency or subdivision of a government.

Qualified Account. A Qualified Account means at any time, an account of the Borrower which met all of the following requirements at the time it first came into existence and which continues to meet the same until collected in full:

a)                  The account arose in the ordinary course of business of the Borrower from (i) a bona fide outright sale of goods and such goods have been shipped to the appropriate account debtors or their designees and the Borrower has possession of shipping and delivery receipts (or receipts from the public carrier to which goods have been delivered for shipment) evidencing such shipment or (ii) the performance of services by the Borrower and the services have been performed in full for the appropriate account debtors;

b)                  The account is based upon an enforceable order or contract, written or oral, for goods shipped or held or for services performed, and the same were shipped, held, or performed in accordance with such order or contract;

c)                  The Bank has a valid and perfected first priority security interest in the account and the account is not subject to any other assignment, claim, lien, security interest or any levy, attachment, garnishment or other judicial process;

d)                  The amount shown on the books of the Borrower and on any certificate, invoice or statement delivered to the Bank is owing to the Borrower, less any partial payment that has been made thereon;

e)                  The account shall be qualified only to the extent that it is not subject to any written claim of reduction, counterclaim, set-off, recoupment, or any claim for credits, discounts, rebates, commissions, allowances, or adjustments by the account debtor because of returned, inferior, or damaged goods or unsatisfactory services, or for any other reason;

f)                   The account is not outstanding more than ninety (90) days past the invoice date;

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g)                  The account does not arise out of a contract with, or order from, an account debtor that, by its terms, forbids or makes void or unenforceable the assignment of such account to the Bank;

h)                  The Borrower has not received any note, trade acceptance, draft or other instrument with respect to, or in payment of, the account, or any chattel paper with respect to the goods giving rise to the account;

i)                   The Borrower has not received notice of the death of the account debtor nor of the dissolution, termination of existence, bankruptcy, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, the account debtor. Upon the receipt of any such notice, the recipient will promptly give the Bank written advice thereof;

j)                   The account has not been turned over to a collection agency or an attorney for collection, and the Borrower reasonably determines the account to be collectible;

k)                  The account does not arise out of a contract with an Affiliate or a Subsidiary;

l)                   The account arises in the United States of America and the account debtor is located in the United States of America;

m)                 The account is not of an account debtor where fifty percent (50%) or more of the aggregate value of the accounts of such account debtor owing to the Borrower are outstanding more than ninety (90) days past the invoice date;

n)                  The account is not a bonded account;

o)                  The account is not a retainage account;

p)                  The account is not owing from an account debtor to whom the Borrower is indebted;

q)                  The account is not associated with consigned goods;

r)                   The account is not due from an officer or employee of the Borrower;

s)                  The account is not due from a governmental entity;

t)                   The account is not unbilled;

u)                  The account is not a rebate account;

v)                  The account is not a bill and hold account;

w)                The account does not represent unapplied credits more than ninety (90) days past the invoice date;

x)                  The account is not a percentage of completion account;

y)                  The account is not a customer deposit;

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z)                  The account is billed in U.S. Dollars and the account debtor is required to remit payment in U.S. Dollars;

aa)                The account debtor is not located in the State of New Jersey or in the State of Minnesota, unless (i) Borrower has filed and shall file all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation or the Minnesota Department of Revenue, as the case may be; or (ii) Borrower is exempt from such filing requirement.

bb)                The Bank has not reasonably deemed such account unqualified because of uncertainty about the creditworthiness of the account debtor or because the Bank otherwise reasonably considers the collateral value thereof to be impaired or its ability to realize such value to be insecure based upon such criterion established by the Bank from time to time.

The Bank in its sole discretion shall determine eligibility requirements, cross-aging exclusions, reserves, final advance rates and other factors with respect to Qualified Accounts based upon ongoing field examinations performed by the Bank’s examiner. If there is a dispute about whether an account is or has ceased to be a Qualified Account, the decision of the Bank shall control.

Qualified Inventory. Qualified Inventory means the Borrower’s raw materials and finished goods inventory [excluding damaged/defective items, packaging (boxes/labels), display items, samples, consigned items, in transit and slow moving, discontinued or obsolete items (i.e. items that have not moved within one year or such other period as determined by the Bank from time to time)] which initially and at all times until sold is new and unused, in first-class condition, merchantable and saleable through normal trade channels; is owned by the Borrower free and clear of any lien except in favor of the Bank, is located at any of the locations set forth on Schedule 1 provided the Bank has received a Landlord’s Waiver in form and substance acceptable to the Bank and is subject to a perfected first-priority security interest in favor of the Bank; and has not been designated unqualified by the Bank because the Bank reasonably considers the collateral value thereof to be impaired or its ability to realize such value to be insecure. Qualified Inventory shall specifically exclude all work in process. The Bank in its sole discretion shall determine eligibility requirements, slow-moving, reserves, final advance rates and other factors with respect to Qualified Inventory based upon ongoing field examinations performed by the Bank’s examiner.

Revolving Line of Credit Borrowing Base. The Revolving Line of Credit Borrowing Base means, at any time, the amount computed on the Borrowing Base Certificate most recently delivered to, and accepted by, the Bank in accordance with this Agreement and equal to the lesser of (a) $250,000 or (b) the sum of (i) seventy percent (70%) of Qualified Accounts, plus (ii) forty percent (40%) of Qualified Inventory.

Revolving Line of Credit Loan. The $250,000 revolving line of credit loan facility extended to the Borrower under this Agreement and evidenced by the Revolving Line of Credit Note.

Revolving Line of Credit Note. The Demand Revolving Line of Credit Note of the Borrower in the original principal amount of $250,000 executed in connection with this Agreement, evidencing the Revolving Line of Credit Loan and substantially in the form of Exhibit C attached.

Security Agreement. The Security Agreement between the Bank and the Borrower executed in connection with this Agreement and substantially in the form of Exhibit D attached.

Subordinated Indebtedness. All Indebtedness incurred by the Borrower, the repayment of which is specifically subordinated to the payment of the Obligations pursuant to the terms of the Subordination Agreements. All existing Subordinated Indebtedness is listed on Schedule 3 and more particularly described in the Subordination Agreements.

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Subordination Agreements. The Subordination Agreement between Borrower and each creditor of the Subordinated Indebtedness and substantially in the form of Exhibit E attached.

Subsidiary. Any Person (other than an individual) of which a Borrower and/or one or more Subsidiaries shall (i) at the time own equity (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such Person or (ii) possess, directly or indirectly, the power to direct or cause the direction of the management or polices of such Person, whether through the ownership of voting securities, by contract or otherwise.

Term Loan. The term loan facility extended to the Borrower under this Agreement, evidenced by the Term Note in the original principal amount of $2,600,000.

Term Loan Maturity Date. The Term Loan Maturity Date means October 15, 2028.

Term Note. The Term Note of the Borrower in the original principal amount of $2,600,000 executed in connection with this Agreement, evidencing the Term Loan and substantially in the form of Exhibit F attached.

Total Debt Service. The aggregate amount paid during any fiscal period with respect to Interest and Current Maturities of Long-Term Debt.

SECTION 2

THE LOANS

Subject to the terms of this Agreement and in reliance on the representations, warranties and agreements of the Borrower, the Bank agrees to make the Loans described in this Section 2.

2.1	General Terms.

Subject to the terms hereof, the Bank will lend the Borrower up to the principal sum of (i) $250,000 on a revolving loan basis and (ii) $2,600,000 on a term loan basis.

2.2	Execution of Documents.

At the time of making the Loans, the Borrower shall execute and deliver the Loan Documents to the Bank.

2.3	Disbursement of the Loans.

The Bank will disburse the proceeds of the Notes to the Borrower’s deposit account with the Bank or as otherwise directed by the Borrower.

2.4	Revolving Line of Credit Loan.

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Subject to the terms and conditions hereof and as set forth in the Revolving Line of Credit Note, the Bank will lend the Borrower, from time to time until DEMAND is made by the Bank to the Borrower or the occurrence of a Default hereunder, whichever occurs first, such sums as the Borrower may request by reasonable notice to the Bank, but which shall not exceed, in the aggregate principal amount at any one time outstanding, the Revolving Line of Credit Borrowing Base. The Borrower may borrow, repay and reborrow hereunder, from the date of this Agreement until DEMAND is made by the Bank to the Borrower or the occurrence of a Default hereunder, whichever occurs first. Advances under the Revolving Line of Credit Loan will be used for general working capital purposes. It is the intention of the parties that the outstanding principal amount of the Revolving Line of Credit Note shall at no time exceed the Revolving Line of Credit Borrowing Base, and if, at any time, the outstanding principal amount of the Revolving Line of Credit Note shall exceed the Revolving Line of Credit Borrowing Base, the full amount of such excess shall be immediately due and payable in full. The continuation of the Revolving Line of Credit Loan is subject to (a) the Bank’s annual review which shall be satisfactory to the Bank in all respects, and (b) the Borrower’s payment of a $2,500 annual renewal fee which shall be due and payable as of October 4th of each year in which the Revolving Line of Credit Loan is available to the Borrower.

2.5	Term Loan.

Subject to the terms hereof, the Bank agrees to lend to the Borrower on a term loan basis the amount of $2,600,000 to complete the Acquisition. The Term Loan will be amortized based on a seven (7) year amortization schedule, with payment terms to be in accordance with the provisions of the Term Note. If not sooner paid, all remaining outstanding indebtedness evidenced by the Term Note will be due and payable on the Term Loan Maturity Date.

2.6	Maintenance of Loan Account; Statements of Account.

The Bank shall maintain an account on its books in the name of the Borrower (the “Loan Account”) in which the Borrower will be charged with all Loans and Advances made by the Bank to the Borrower or for the Borrower’s account, including the Revolving Line of Credit Loan and the Term Loan, interest, fees, reasonable expenses and any other Obligations. The Loan Account will be credited with all amounts received by the Bank from the Borrower or for the Borrower’s account. The Bank shall send the Borrower a monthly statement reflecting the activity in the Loan Account. Each such statement shall be an account stated and shall be final, conclusive and binding on the Borrower, absent manifest error.

2.7	Payment Procedures.

2.7.1	Loan Account. The Borrower hereby authorizes the Bank to charge the Loan Account with the amount of all principal, interest, fees, expenses and other payments to be made with respect to the Loans and under the other Loan Documents. The Bank may, but shall not be obligated to, discharge the Borrower’s payment obligations hereunder by so charging the Loan Account.

2.7.2	Time of Payment. Each payment by the Borrower on account of principal, interest, fees or expenses hereunder shall be made to the Bank. All payments to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 p.m. (Boston time) on the due date thereof to the Bank, in immediately available funds.

2.7.3	Next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest due hereunder.

2.7.4	Application. The Bank shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that the Borrower makes a payment or the Bank receives any payment or proceeds of the Collateral for the Borrower’s benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by the Bank.

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2.8	Security.

The Obligations are secured by a first priority perfected security interest in the Collateral pursuant to the Security Agreement. When the Obligations have been paid or performed, the Bank will release the security held therefor and deliver to the Borrower all collateral held by it and such termination statements or other instruments as will be required to release completely the respective liens and security thereof.

2.9	Conditions Precedent to the Loans.

The Bank’s obligations under this Agreement, including funding the Loans, are subject to the accuracy of the representations and warranties made by the Borrower in the Loan Documents, to the performance by the Borrower of its agreements in the Loan Documents, to the terms provided in this Agreement, and to the satisfaction or waiver by the Bank in writing, in whole or in part, of each of the following additional conditions:

2.9.1	Authority. The Bank shall be satisfied as to the authority of the Borrower and the other parties to the Loan Documents to enter into and deliver the Loan Documents.

2.9.2	Termination of Security. All security interests in any of the Collateral which would otherwise have priority over Bank’s security referred to in Section 2.8 will have been terminated or the Bank shall have received a payoff letter providing for the termination of such security upon such terms as are acceptable to the Bank.

2.9.3	Subordination of Indebtedness. The Subordinated Indebtedness and all Indebtedness of the Borrower to any shareholder, member, officer, director, manager, Affiliate or other insider shall have been subordinated to the Obligations owing to the Bank in form and substance acceptable to the Bank and its counsel.

2.9.4	Conflict with Outstanding Instruments. Consummation of the transactions contemplated by this Agreement and compliance with the terms of the Loan Documents will not conflict with or result in a breach of any outstanding agreements or other instruments to which a Borrower is a party or by which a Borrower or any of its property is bound.

2.9.5	Perfection of Security. Upon the Bank’s filing of one or more UCC financing statements, and/or the Bank’s recordation, registration or other actions required by applicable law to perfect a lien or security interest, the security referred to in Section 2.8 shall have been perfected in favor of the Bank and the Collateral shall be subject to no liens or encumbrances of any kind other than Permitted Liens.

2.9.6	Release of Encumbrances. All liens, mortgages, security interest and encumbrances in the Assets, other than Permitted Liens, shall have been released, and the holders of the encumbrances shall have delivered to the Bank such releases and termination statements as the Bank requests.

2.9.7	Insurance. The Bank shall have received satisfactory evidence that the insurance required pursuant to the Security Agreement and Section 3.13 hereof is in force and all premiums paid.

2.9.8	Opinion of Counsel. The Bank shall have received from counsel for the Borrower one or more opinions with respect to authorization, execution and enforceability in form and substance acceptable to the Bank and its counsel.

2.9.9	No Material Adverse Effect. There shall be no outstanding or threatened litigation, contingent liabilities or other proceedings, the outcome of which could be reasonably expected to have a Material Adverse Effect nor has there been any change in the financial condition or business of the Borrower which could be reasonably expected to have a Material Adverse Effect.

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2.9.10	Delivery of Documents. The Bank shall have received all of the documents listed on the Closing Agenda, attached as Exhibit G hereto, in form and content satisfactory to the Bank.

2.9.11	Completion of Due Diligence. The Bank shall have completed all due diligence with respect to the Borrower, the Acquisition and the Collateral the results of which shall be satisfactory to the Bank in its sole discretion.

2.9.12	No Misstatement. There shall be no material misstatement or omission with respect to the Financial Statements or any of the materials previously furnished to the Bank by the Borrower.

2.9.13	Satisfaction of Bank and its Counsel. All actions to be taken in connection with the transactions contemplated by the Loan Documents will be reasonably satisfactory in form and substance to the Bank and to the Bank’s counsel. The Bank shall have received copies of all documents which it may reasonably request in connection with the transactions, which documents shall be in form and substance reasonably satisfactory to the Bank and to the Bank’s counsel.

2.9.14	Delivery of Acquisition Documents. The Borrower shall have delivered to the Bank within one (1) Business Day of closing, fully executed Acquisition Documents and the Acquisition shall have closed with Borrower directly acquiring the assets of Lighthouse free of all liens and encumbrances.

2.9.15	Commitment Fees. The Borrower shall have paid the Bank a commitment fee of (a) $26,000 with respect to the Term Loan, and (b) $2,500 with respect to the Revolving Line of Credit Loan.

SECTION 3

PARTICULAR COVENANTS OF BORROWER

As long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, the Borrower covenants and agrees as follows:

3.1	Payment of Principal and Interest.

The Borrower agrees to pay when due the principal of and interest on the Loans all such payments to be in such currency as is legal tender for the payment of public and private debts at the time of payment. The Borrower agrees to maintain funds in an account with the Bank sufficient to permit timely payments of amounts due under the Loans. The Bank will automatically charge the Borrower’s account monthly for all amounts due under the Loans.

3.2	Keep Books and Set Aside Reserves.

The Borrower agrees (a) to keep proper books of record and account in which full and correct entries will be made of all dealings or transactions in relation to the business and affairs of the Borrower, (b) to set up on its books proper reserves with respect to all taxes, assessments, charges, levies and claims referred to in Section 3.8; and (c) to set up on its books from its earnings reserves against, or appropriate write-offs of, doubtful accounts receivable, advances and securities which are proper for businesses of the type conducted by the Borrower or required by GAAP.

3.3	Financial Statements, Certificates and Information.

The Borrower will furnish to the Bank:

3.3.1	As soon as available, but in any event within twenty (20) days after the end of each quarter: (1) consolidated and consolidating statements of cash flows of the Borrower for such quarter; (2) consolidated and consolidating income statements of the Borrower for such quarter; and (3) consolidated and consolidating balance sheets for the Borrower as of the end of such quarter -all in reasonable detail, and certified by the president or chief financial officer of the Borrower to be true and complete;

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3.3.2	As soon as available following the end of each fiscal quarter, a copy of the Borrower’s (a) form 10-Q as filed with the United States Securities and Exchange Commission, and (b) completed form FAS-123 vesting schedule.

3.3.3	As soon as available and in any event within one hundred twenty (120) days after the last day of each fiscal year, complete unqualified financial statements to be audited by a certified public accountant of recognized standing selected by the Borrower and reasonably satisfactory to the Bank, covering the operations of the Borrower for such fiscal year and containing consolidated and consolidating statements of earnings and of retained earnings and paid-in surplus for such year, consolidated and consolidating statements of cash flow, and consolidated and consolidating balance sheets and income statements as at the close of such year, each accompanied by (a) statements in comparative form for the preceding fiscal year, (b) all appropriate schedules and disclosures, (c) a certification of the Borrower’s president or chief financial officer that such financial statements fairly represent the Borrower’s financial condition at the end of such period and the results of its operations during such period; and (d) a certificate of the president or chief financial officer of the Borrower stating that the Borrower is not in Default in the observance or performance of any of the provisions of this Agreement or, if the Borrower will be so in default, specifying all such Defaults and events of which he may have knowledge; such certificate will include supporting calculations for the determination of compliance with the financial covenant set forth in Section 3.16 hereof;

3.3.4	As soon as available, and provided any principal is outstanding or an Advance is requested under the Revolving Line of Credit Loan, within twenty (20) days after the end of each month, a Borrowing Base Certificate. Each Borrowing Base Certificate shall be effective only as accepted by the Bank (and with such revisions, if any, as the Bank may require as a condition to such acceptance);

3.3.5	As soon as available but in any event within twenty (20) days after the end of each quarter (and contemporaneous with the delivery of any Borrowing Base Certificate in connection with a requested Advance under the Revolving Line of Credit Loan) and in such form and detail as shall be satisfactory to the Bank, an aging, as of the end of such quarter, of (a) all Qualified Accounts and other accounts of the Borrower including a breakout of ineligible accounts, and (b) all accounts payable in each case certified by the president or chief financial officer of the Borrower to be complete and correct;

3.3.6	As soon as available, but in any event within twenty (20) days after the end of each quarter (and contemporaneous with the delivery of any Borrowing Base Certificate in connection with a requested Advance under the Revolving Line of Credit Loan) and in such form and detail as shall be satisfactory to the Bank, a listing, as of the end of such quarter, of all Qualified Inventory and other inventory (raw materials and finished goods) of the Borrower certified by the president or chief financial officer of the Borrower to be complete and correct;

3.3.7	Such additional information as the Bank reasonably requires concerning the Borrower in order to enable the Bank to determine whether the provisions of this Agreement have been complied with by the Borrower;

3.3.8	Promptly after the commencement thereof, notice of each action, suit or proceeding by or before any governmental Authority affecting the Borrower which could (singly or in the aggregate) be reasonably expected to have a Material Adverse Effect;

3.3.9	Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any letter of comments directed by such accountants to the management of the Borrower;

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3.3.10	As soon as possible and in any event within twenty (20) days after the Borrower knows or has reason to know that any event which would constitute a reportable event under ERISA with respect to any employee pension or other benefit plan subject to ERISA has occurred, or that the PBGC or the Borrower has instituted or will institute proceedings to terminate such plan, a certificate of the controller or chief financial officer of the Borrower setting forth details as to such reportable event and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such reportable event which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings, or any notice to the PBGC that the plan is to be terminated, as the case may be;

3.3.11	Promptly after any change of the Borrower’s independent public accountants, notification thereof and such further information as the Bank may reasonably request concerning the resignation, refusal to stand for reappointment after completion of the current audit or dismissal of such accountants;

3.3.12	Promptly after the Borrower has knowledge thereof, written notice of:

(a)	termination or revocation of any Permit necessary for the conduct of the business of the Borrower or the ownership or operation of any of its assets or property, but only if the same could have a Material Adverse Effect;

(b)	any material controversy with employees of the Borrower or with any labor organization which could give rise to any claim against the Borrower and which could be reasonably expected to have a Material Adverse Effect on the Borrower’s business; and/or

(c)	any other development which has had or could be reasonably expected to have a Material Adverse Effect; and

3.3.13	Such additional information and reports concerning the Borrower, including, but not limited to, reports concerning Collateral, in the Borrower’s possession or that the Borrower has access to, as the Bank reasonably requests, all in form and detail reasonably acceptable to the Bank. The Bank also reserves the right in its sole discretion to increase the frequency of each of the reporting requirements set forth in this Section 3.3.

3.4	Right of Inspection/Appraisals/Field Examinations.

Upon reasonable advance notice to the Borrower, any qualified representative or agent of the Bank designated for the purpose in writing by the Bank has the right to visit and inspect during normal business hours any offices of the Borrower and to examine the books and records, to request and receive from the Borrower and its accountants reports and certificates satisfying all of the requirements of Section 3.3, and to discuss the same with and be advised as to the same by its representatives and its independent certified public accountants, all at such reasonable times during normal business hours and as often as the Bank may reasonably request, at the Borrower’s expense. Notwithstanding the foregoing, provided that a Default does not exist, the Borrower shall only be responsible to pay the Bank for one (1) inspection per fiscal year of the Borrower.

The Bank further reserves the right to conduct a field examination in its sole discretion at any time during normal business hours and upon reasonable advance notice to the Borrower, the results of which shall be satisfactory to the Bank in its sole discretion. Provided that a Default has not occurred and is continuing, the Borrower shall be responsible for the Bank’s expenses with respect to one (1) field examination per fiscal year of the Borrower. The Borrower may have representatives present for any and all site visits, inspections and field examinations.

Following the occurrence of an Event of Default which is continuing, the Bank may conduct such number of field exams as determined by the Bank in its sole discretion at Borrower’s expense.

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3.5	Limitation on Sales, Transfers, Consolidation, Mergers, Etc.

The Borrower will not, without obtaining the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed, sell, transfer, or lease all or any material part of its assets (other than in the ordinary course of business) to, or consolidate with, or merge into, any Person whether or not the Borrower will be the surviving corporation.

3.6	Maintenance of Business and Existence, Etc.

The Borrower agrees (a) subject to circumstances beyond its control, to conduct continuously and operate actively its business as presently conducted, (b) to keep in effect its legal existence and foreign qualifications and to comply with all Legal Requirements governing the conduct of its business in all material respects, (c) to make all reports, pay all taxes and license fees and take all other action required to maintain its Permits, and (d) to prevent any Permit from terminating or expiring without renewal if the same could have a Material Adverse Effect.

3.7	Leases.

The Borrower agrees to comply with all its obligations under the Leases. The Borrower will promptly notify the Bank in writing in the event of any default by any party with respect to any of the Leases.

3.8	Payment of Taxes.

The Borrower agrees to pay promptly all taxes, assessments and governmental charges imposed upon it or upon its income or profits or upon any property belonging to it. The Borrower is not required to pay any tax, assessment or charge if (a) it is not at the time due or can be paid later without penalty, or (b) its validity is currently being contested in good faith by appropriate proceedings, and (c) the Borrower has set aside on its books reserves deemed by it adequate with respect to the tax, assessment or charge, and (d) in any case involving a contested payment due from it in excess of $10,000, the Borrower gives notice in writing of its action to the Bank. The Borrower agrees to pay the tax, assessment or charge immediately upon the commencement of proceedings to foreclose any liens securing it or upon institution of distraint proceedings, unless payment previously has been secured by the posting of an appropriate bond or similar surety device.

3.9	Limitation on Business with Affiliates, Etc.

The Borrower will not enter into any transaction with an Affiliate except on terms no less favorable to the Borrower than would be usual and customary in similar transactions between Persons not affiliated with each other.

3.10	Permitted Indebtedness.

The Borrower will not permit to exist any Indebtedness for borrowed money other than (a) the Loans, (b) the Subordinated Indebtedness and (c) Indebtedness from vendors incurred in the ordinary course of business, and (d) Indebtedness with respect to Permitted Liens.

3.11	Limitation on Loans and Advances.

The Borrower will not make any loan or advance to any Person without the prior written consent of the Bank, other than travel expenses to employees in the ordinary course.

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3.12	Limitation on Dividends and Distributions.

The Borrower will not (a) declare or pay any dividends on any class of its capital stock or make any other distributions to its stockholders, or (b) directly or indirectly purchase, redeem or retire any of its capital stock or membership interest.

3.13	Insurance.

The Borrower agrees (a) to keep all its insurable properties insured against the hazards covered by “all risk of physical loss” policies and such risks as are usually insured against by Persons engaged in the same or a similar business in the same jurisdiction; (b) to maintain general commercial liability insurance against claims for bodily injury, death or property damage, suffered by others upon or in or about any premises occupied by them or occurring as a result of the maintenance or operation of any automobiles, trucks or other vehicles or other facilities; (c) to maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which they may be engaged in business; and (d) to maintain such other insurance coverage as Bank may from time to time reasonably require, in coverage and amounts reasonably satisfactory to the Bank.

All insurance for which provision has been made in clauses (a), (b), (c) and (d) of this Section: (i) shall be maintained in at least such amounts reasonably satisfactory to the Bank; (ii) shall name the Bank with “loss payable to” and “additional named insured”; (iii) shall contain a provision that it shall not be cancelled or modified without at least thirty (30) days prior notice to the Bank, except ten (10) days for non-payment of premium; and (iv) shall be effected under a valid and enforceable policy or policies issued by insurers of recognized responsibility, except that the Borrower may effect worker’s compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by the state or other jurisdiction or by causing to be maintained a system or systems of self-insurance which is in accord with applicable laws. Certificates of insurance shall be delivered to the Bank upon request and in any event no less frequently than annually which certificates shall name the Bank as loss payee and additional insured as follows: Main Street Bank, ISAOA ATIMA, P.O. Box 19, 81 Granger Blvd., Marlborough, Massachusetts 01752. The Borrower will deliver to the Bank, at any time upon its request, all insurance policies and will deliver to the Bank new policies thereof for any insurance about to expire at least ten (10) days prior to such expiration.

3.14	Deposit Accounts.

Until the Loans are paid in full, the Bank will be the Borrower’s principal bank of deposit and all of the Borrower’s primary depository accounts will be maintained with the Bank. The interest rates applicable to each of the Loans is conditioned upon Borrower transferring substantially all of its depository accounts to the Bank. In the event Borrower elects not to transfer or maintain said depository accounts with the Bank, the Bank reserves the right to increase the interest rates applicable to the Loans.

3.15	Notices.

The Borrower will notify the Bank promptly in writing of any failure to comply with its agreements, representations and warranties contained in this Agreement. Any such written notification will describe such failure or event in reasonable detail and be signed by the President of the Borrower. So long as no notice is given, a continuing representation shall be in effect that no failure exists, and the Bank will be entitled to rely upon that continuing representation.

3.16	Minimum Debt Service Coverage Ratio.

During the term of this Agreement, the Borrower will not permit the ratio of its (a) EBITDA plus non-cash stock-based compensation expenses plus/minus extraordinary expenses/income as determined by the Bank, to (b) Total Debt Service to be less than or equal to 1.20x. Compliance with this covenant will be tested annually upon receipt of the Borrower’s audited financial statements required by Section 3.3 above commencing with the fiscal year ending June 30, 2023. The Borrower shall provide an annual compliance certificate given by the Borrower’s chief financial officer stating that the covenant contained in this Section 3.16 has been met. Compliance with this covenant will not consider Borrower’s cash contributions with respect to completing the Acquisition.

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3.17	Continuing Security Interest.

The assets of the Borrower in which the Bank has been granted a security interest will continue to constitute collateral security for all obligations of the Borrower to the Bank, direct or indirect, absolute or contingent, now existing or hereafter arising.

3.18	Employee Pension Benefit Plans.

The Borrower will (i) fund any of its Employee Pension Benefit Plans in accordance with no less than the minimum funding standards of 29 U.S.C.A. 1082 (Section 302 of ERISA); and (ii) furnish the Bank, promptly after the filing of the same, with copies of any reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to any such Plan.

3.19	Negative Covenants.

The Borrower further covenants and agrees that, so long as any Obligations remain outstanding, it will comply, at all times with the following negative covenants unless the Bank shall otherwise have agreed in writing:

(a)	The Borrower will not and will not permit any Subsidiary to mortgage, pledge, grant, or permit to exist a security interest in, or a lien upon any of its assets of any kind, now owned or hereafter acquired except for those liens set forth on Schedule 3.19(a) attached and liens for taxes, assessments, statutory obligations or similar charges, incurred in the ordinary course of business, that are not yet due and payable or if overdue are being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the property of the Borrower or materially impair the use thereof in the operation of the Borrower’s business and for which adequate reserves have been established (the “Permitted Liens”);

(b)	The Borrower will not become liable, directly or indirectly, as guarantor or otherwise for any obligation of any other Person, except for the endorsement of commercial paper for deposit or collection in the ordinary course of business and guaranties in favor of the Bank with regard to the obligations of any Affiliate of the Borrower;

(c)	The Borrower will not form any Subsidiary or Affiliate, make any investment in or make any loan in the nature of an investment to, any Person;

(d)	The Borrower will not acquire or agree to acquire the capital stock in, or all or substantially all of the assets of, any Person;

(e)	The Borrower will not change its fiscal year;

(f)	The Borrower will not amend its organizational documents in any respect which could reasonably be expected to have a Material Adverse Effect;

(g)	The Borrower will not open any new offices or facilities or organize, form or acquire any Subsidiary without the Bank’s prior written consent;

(h)	Except as otherwise provided in the applicable Subordination Agreement, the Borrower will not pay any portion of the Subordinated Indebtedness without the prior written consent of the Bank;

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(i)	The Borrower will not enter into any merger or consolidation; and

(j)	The Borrower will not sell or agree to sell all or substantially all of its assets.

3.20	Expenses.

The Borrower agrees to pay all of the Bank’s underwriting and due diligence costs associated with the Loans, including, but not limited to reasonable legal fees for the preparation and examination of the Loan Documents, and other fees and/or costs incidental to the Loans including, but not limited to, appraisals and field examinations.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower represents and warrants to the Bank, and the representations and warranties are continuing representations so long as any Obligations remain outstanding and will be deemed repeated and confirmed at the time of each request for an Advance under the Loans, as follows:

4.1	Organization and Authority.

The Borrower is a corporation organized, existing and in good standing under the laws of the Commonwealth of Massachusetts and is registered to do business as a foreign corporation in each state where such entity is required to be so registered, except where the failure to so qualify would not be reasonably expected to have a Material Adverse Effect. The Borrower has adequate authority and has all necessary material Permits to carry on its business and is entitled to own its property and to carry on its business, all as and in the places where its property is now owned or operated and its business is conducted. The Borrower is not a member of any partnership or joint venture. The Borrower has two wholly owned Subsidiaries as set forth on Schedule 4.1, both of which are inactive and neither of which conducts any operations or holds title to any assets.

4.2	Intellectual Property Matters.

The Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted or proposed to be conducted. No material claim has been asserted and is pending by any Person challenging the use, validity or effectiveness of any Intellectual Property, nor is the Borrower aware of any valid basis for any such claim. The use of Intellectual Property by the Borrower does not materially infringe on the rights of any Person.

4.3	Compliance with Legal Requirements/Litigation.

The Borrower is in compliance in all material respects with all Legal Requirements governing the conduct of its business. The Borrower has all material Permits necessary for the conduct of its business and the use of its properties and assets, as presently conducted, owned and used or as proposed to be conducted, owned and used. The Borrower has not received any notice, not heretofore complied with, from any Governmental Authority or any insurance, accreditation or inspection body that any of its properties, facilities, equipment, procedures or practices fails to comply in any material respect with any applicable Legal Requirement, any Permit or any other requirement of any such authority or body. No authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority is or will be necessary for the valid execution or delivery of, or for the performance by the Borrower of its obligations under, this Agreement, any of the other Loan Documents or other instrument provided for or contemplated by this Agreement, with the exception of consents and approvals heretofore obtained. There are no actions, suits or proceedings pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or its property in any court or before or by any Governmental Authority. The Borrower is not in default with respect to any order, writ, injunction, decree or demand of any Governmental Authority.

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4.4	Capacity.

The Borrower is authorized under all applicable laws to make and perform the Loan Documents, and all action on its part required for the making and performance of the Loan Documents has been taken. Each of the Loan Documents to which it is a party is the valid and enforceable obligation of the Borrower in accordance with its respective terms, subject to laws of general application affecting creditors’ rights. Neither the execution and delivery of the Loan Documents, nor compliance with the terms thereof, will conflict with or result in a breach of any provisions of the Borrower’s organizational documents or of any agreement to which the Borrower is now a party or by which it is bound, or constitute a default under any of the foregoing, or result in the creation of any encumbrance upon any property of the Borrower under the terms of any such agreement.

4.5	Disclosure.

None of the Loan Documents and no certificate or statement furnished to the Bank by the Borrower in connection with the transactions contemplated under the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. To the Borrower’s knowledge, there is no fact presently in existence which now affects or in the future may (so far as the Borrower can now foresee) affect, in a way which is both material and adverse, the business or condition (financial or otherwise) of the Borrower or its property, which fact has not been set forth in this Agreement or in a certificate or statement furnished to the Bank by the Borrower.

4.6	Use of Proceeds.

The proceeds of the Revolving Line of Credit Loan will be used to support the working capital and general corporate needs of the Borrower. The proceeds of the Term Loan will be used to complete the Acquisition. No part of the proceeds of the Loans will be used for the purpose of purchasing or carrying any “margin security” as defined in Regulation U of the Board of Governors of the Federal Reserve System.

4.7	Taxes.

The Borrower has filed all required tax returns and paid all applicable Federal, state, local and foreign taxes, other than (a) taxes not yet due or which may be paid in the future without penalty and (b) taxes which are currently being contested in good faith by appropriate proceedings and for which the Borrower has established adequate reserves. The Borrower has no knowledge of any deficiency or additional assessment in connection with any taxes not provided for on its books.

4.8	Assets.

The Borrower has good, clear and marketable title to all of its Assets (and will have good, clear and marketable title to the Assets acquired in connection with the Acquisition), tangible or intangible, now carried on its books, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for Permitted Liens. All Collateral is in good condition and working order (ordinary wear and tear excepted), and has not been damaged without restoration to the reasonable satisfaction of the Bank.

4.9	Employee Benefits Plans.

4.9.1	No “reportable event” (as defined in Section 4043(b) of ERISA) (whether or not waived) has occurred or is continuing with respect to any “employee pension benefit plan” (as defined in Section 3 of ERISA) maintained for employees of the Borrower (a “Pension Benefit Plan”).

4.9.2	No prohibited transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any Pension Benefit Plan or any other “employee benefit plan” (as defined in Section 3 of ERISA) (together with a Pension Benefit Plan, an “Employee Plan”) maintained for employees of the Borrower and covered by Part 4 of the Subtitle B of Title I of ERISA.

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4.9.3	Except as set forth on Schedule 4.9.3, with respect to each Pension Benefit Plan, the amount for which the Borrower would be liable pursuant to the provisions of Sections 4062, 4063 or 4064 of ERISA would be zero if such plans terminated on the date of this Agreement. The accumulated benefit obligation under all defined benefit plans of the Borrower was less than the fair value of the assets of those plans.

4.9.4	The Borrower is not now, nor has been during the preceding five (5) years, a contributing employer to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”). The Borrower has not (a) ceased operations at a facility so as to become subject to the provisions of Section 4062(f) of ERISA, (b) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (c) ceased making contributions on or before the date hereof to any Pension Benefit Plan subject to the provisions of Section 4064(a) of ERISA to which the Borrower made contributions during any of the five (5) years prior to the date hereof, (d) incurred or caused to occur a “complete withdrawal” (within the meaning of Section 4203 of ERISA) or a “partial withdrawal” (within the meaning of Section 4205 of ERISA) from a Multiemployer Plan that is a Pension Benefit Plan so as to incur withdrawal liability under Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Sections 4207 or 4208 of ERISA), or (e) been a party to any transaction or agreement under which the provisions of Section 4204 of ERISA were applicable.

4.9.5	No notice of intent to terminate a Pension Benefit Plan has been filed, nor has any Plan been terminated, pursuant to the provisions of Section 4041(f) of ERISA.

4.9.6	The PBGC has not instituted proceedings to terminate (or appoint a trustee to administer) a Pension Benefit Plan and no event has occurred, or condition exists which might constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any such Plan.

4.9.7	The Borrower does not maintain and has never maintained any Pension Benefit Plan that is subject to the provisions of Title I, Subtitle B, Part 3 of ERISA.

4.9.8	There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Borrower, which could reasonably be expected to be asserted, against any Employee Plan or the assets of any such plan. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to the best knowledge of the Borrower, threatened against any fiduciary of any Employee Plan. None of the Employee Plans or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

4.9.9	All of the Employee Plans comply currently, and have complied in the past, in all material respects both as to form and operation, with their terms and with the provisions of ERISA and the Internal Revenue Code of 1986, and all other applicable laws, rules and regulations (including, but not limited to, the Tax Reform Act of 1986 and all subsequent federal legislation affecting qualified plans generally); all necessary governmental approvals for the Employee Plans have been obtained and a favorable determination as to the qualification under Section 401(a) of such Code of each of the Pension Benefit Plans and each amendment thereto has been made by the Internal Revenue Service and a recognition of exemption from federal income taxation under Section 510(a) of the Code of each of the funded welfare benefit plans within the meaning of Section 3(1) of ERISA has been made by the Internal Revenue Service, and nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification.

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4.10	Financial Statements.

The Financial Statements are complete and accurate and fairly present the financial condition of the Borrower as at the dates thereof and for the periods covered thereby and were prepared in accordance with GAAP. The Borrower has no liability, contingent or otherwise, which is not disclosed in the Financial Statements or in any notes thereto that could materially affect the financial condition of the Borrower. The following representations are true on the date of this Agreement and shall be true at the date of each Advance, in each case since the date of the most recently delivered financial statements: (a) there has been no material adverse change in the business, assets, prospects or condition, financial or otherwise, of the Borrower; (b) neither the business, condition, or operations of the Borrower nor any of its properties or assets has been materially adversely affected as the result of any legislative or regulatory change, any revocation or change in any Permit, or any other event or occurrence, whether or not insured against; (c) except as disclosed in writing to Bank, the Borrower has not experienced any material controversy with any labor organization that may be reasonably expected to have a Material Adverse Effect on the business of the Borrower; and (d) other than the Acquisition or except as disclosed in writing to Bank, the Borrower has not entered into any material transaction other than in the ordinary course of business.

4.11	Environmental Compliance.

Except as set forth on Schedule 4.11, the Borrower has never owned, occupied or operated a site on which any Hazardous Substances were or are stored without compliance with all Environmental Laws, or disposed of, transported, or arranged for the transport of any Hazardous Substances without compliance with all Environmental Laws, or caused or been legally responsible for any release of any Hazardous Substances during the Borrower’s ownership, occupation or operation of such site. The Borrower and each of its properties is now in compliance with all Environmental Laws. No Environmental Event has occurred on any property owned, leased, occupied or operated by the Borrower in violation of any Environmental Laws which could have a Material Adverse Effect.

4.12	Incorporated Representations and Warranties.

The representations and warranties of the Borrower contained in the other Loan Documents are hereby incorporated herein by reference, and all of such representations and warranties are true and correct in all material respects.

SECTION 5

DEFAULTS; EVENTS OF DEFAULT

5.1	Default Defined.

The following will (i) if any requirement for notice or lapse of time or both has not been met, constitute Defaults, and (ii) if there are no such requirements or if such requirements have been met, constitute Events of Default:

5.1.1	The failure to pay any principal of the Loans when it becomes due and such failure continues for ten (10) days;

5.1.2	The failure to pay any interest on the Loans when it becomes due and such failure continues for ten (10) days;

5.1.3	If (a) there is a failure to pay principal or interest of any Obligations, other than the Loans, which continues beyond any applicable period of grace, or (b) there is a failure, other than in the payment of money, to perform or observe any Obligations which continues beyond any applicable period of grace, (c) any statement, certificate, report, financial statement, representation, covenant or warranty made or furnished by the Borrower in this Agreement or in connection with the Loan Documents or in compliance with the provisions of the Loan Documents proves to have been false or erroneous in any material respect;

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5.1.4	If the Borrower (a) terminates its existence; (b) is or becomes insolvent within the meaning of the Massachusetts Uniform Commercial Code; (c) files a petition in bankruptcy or a petition to take advantage of any insolvency act; (d) makes an assignment for the benefit of its creditors; (e) consents to the appointment of a receiver or custodian of itself or of the whole or any substantial part of its property; (f) is named debtor party in an involuntary bankruptcy proceeding which is not vacated or set aside within sixty (60) days; or (g) files a petition or answer seeking reorganization or arrangement under any Federal or state law;

5.1.5	If a court of competent jurisdiction enters an order (a) appointing, without consent of the Borrower, a receiver or custodian of the Borrower or of the whole or any substantial part of the Borrower’s property, or (b) approving a petition filed against the Borrower seeking reorganization or arrangement of the Borrower under any Federal or state law, and such order is not vacated or set aside or stayed within sixty (60) days after it is entered;

5.1.6	If, under the provisions of any law for the relief or aid of debtors, any court of competent jurisdiction assumes custody or control of the Borrower or of the whole or any substantial part of the Borrower’s property, and such custody or control is not terminated or stayed within sixty (60) days after the date of assumption of such custody or control;

5.1.7	If final judgment for the payment of money in excess of $50,000 is entered by any court against the Borrower, and within thirty (30) days after entry of the judgment the Borrower does not (a) discharge the judgment or provide for its discharge in accordance with its terms, or (b) procure a stay of execution and within said period of sixty (60) days, or such longer period during which execution of the judgment has been stayed, appeal and cause the execution to be stayed during the appeal;

5.1.8	Any failure by the Borrower (a) to pay when due the principal of, or interest or premium on, any Indebtedness (other than the Loans) incurred or assumed by the Borrower for money borrowed or for the acquisition of property or (b) to perform or observe any of the obligations which are imposed on the Borrower by any agreements securing or evidencing such Indebtedness or under which such Indebtedness is issued, and in either case such failure is not cured within any applicable period of grace;

5.1.9	Any attachment, execution, trustee process or similar process shall be issued or levied against the Borrower in connection with any claim for the payment of money in excess of $50,000; or

5.1.10	The termination or expiration of any of the Leases without a replacement facility of similar terms having been identified and an executed Landlord Waiver in form acceptable to the Bank in its reasonable discretion and having been secured within a reasonable time thereafter.

5.2	Effect of Default.

If a Default or an Event of Default occurs, the Borrower’s right to request Advances will terminate immediately and without notice.

5.3	Enforcement.

If any Event of Default has occurred, the Bank may, to the extent permitted by law and without notice to the Borrower, declare the principal of and all interest on the Loans to be immediately due and payable, and the Bank may proceed to protect and enforce its rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Agreement or any of the Loan Documents, or proceed to enforce the payment of the Loans or to enforce other legal or equitable rights of the Bank pursuant to the Loan Documents.

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SECTION 6

MISCELLANEOUS

6.1	Remedies Cumulative: Remedies not Waived.

No remedy conferred on the Bank is intended to be exclusive of any other remedy and each remedy is cumulative and in addition to every other remedy given under this Agreement and the Loan Documents or now or in the future existing at law or in equity or by statute. No course of dealing between the Borrower and the Bank nor any delay on the part of the Bank in exercising any rights under this Agreement will operate as a waiver of any of the Bank’s rights.

6.2	Right of Set-off.

The Borrower hereby grants to the Bank a lien, security interest and a right of setoff as security for the Obligations, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of the Bank, or in transit to any of them. At any time, without demand or notice, upon an Event of Default, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. The Bank shall not be required to marshal any present or future security for, or guarantees of, the Obligations or to resort to any such security or guarantee in any particular order and the Borrower waives, to the fullest extent that it lawfully can, (a) any right it might have to require the Bank to pursue any particular remedy before proceeding against it and (b) any right to the benefit of, or to direct the application of the proceeds of any collateral until the Obligations are paid in full.

6.3	Pledge to Federal Reserve.

The Bank may at any time pledge, endorse, assign, or transfer all or any portion of its rights under the Loan Documents including any portion of the Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act. 12.U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

6.4	Participation.

The Bank shall have the unrestricted right at any time and from time to time, and without the consent of the Borrower, to grant to one or more institutions or other persons (each a “Participant”) participating interests in the Bank’s obligations to lend hereunder and/or any or all of the Loans. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to any prospective assignees and Participants, provided that the Bank shall require any such prospective assignee or Participant to maintain the confidentiality of such information.

6.5	Replacement of Documents.

Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of any Note or any Loan Document which is not of public record and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement note or other document in the same principal amount thereof and otherwise of like tenor.

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6.6	Attorneys’ Fees and Expenses.

The Borrower shall reimburse the Bank for all reasonable attorneys’ fees (which may include, without limitation, the allocable cost of the Bank’s internal legal counsel), costs, and reasonable expenses incurred by the Bank in connection with the preparation of the Loan Documents, closing the transaction described in the Loan Documents, and enforcing its rights with respect to the Loan Documents or any Collateral.

6.7	Right to Transfer Collateral.

Following the occurrence of an Event of Default, the Bank may transfer collateral into its name or that of its nominee and may receive the income and any distributions thereon and hold the same as collateral for the Obligations, or apply the same to any defaulted obligation.

6.8	Capital Adequacy.

If, after the date hereof, the Bank reasonably determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by the Bank or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on the Bank’s or such holding company’s capital as a consequence of the Bank’s commitments hereunder to a level below that which the Bank or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration the Bank’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by the Bank to be material, then the Bank may notify the Borrower thereof. Following receipt of such notice, the Borrower agrees to pay the Bank on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within ninety (90) days after presentation by the Bank of a statement in the amount and setting forth in reasonable detail the Bank’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, the Bank may use any reasonable averaging and attribution methods. For purposes of this Section 6.8, “Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body having proper jurisdiction.

6.9	Third Party Purchaser.

The Bank shall have the unrestricted right at any time or from time to time, and without the Borrower’s consent, to sell, assign, endorse, or transfer all or any portion of its rights and obligations hereunder to one or more banks or other entities (each, an “Assignee”) and, the Borrower agrees upon notice that it shall execute, or cause to be executed such documents including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the note held by the Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Bank and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

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6.10	Survival of Agreements, Parties in Interest, Etc.

All agreements, representations and warranties made by the Borrower in the Loan Documents or in any other document delivered to the Bank in connection with the Loan Documents by or on behalf of the Borrower, will survive the execution and delivery of the Loan Documents to the Bank. All statements contained in any document delivered by or on behalf of the Borrower in connection with the Loan Documents or the transactions contemplated by this Agreement constitute representations and warranties by the Borrower. All the terms, representations and warranties in this Agreement are binding upon and inure to the benefit of and are enforceable by and against the respective successors and assigns of the parties to this Agreement whether so expressed or not.

6.11	Usury.

The Borrower shall not be obligated to pay and the Bank shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject the Bank to any civil or criminal penalties. If, because of the acceleration of maturity the payment of interest in advance or any other reason, the Borrower is required, under the provisions of any Loan Document or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the unpaid principal balance of the Notes as of the date on which such excess payment was made. If the amount to be so applied to reduction of the unpaid principal balance exceeds the unpaid principal balance, the amount of such excess shall be refunded by the Bank to the Borrower.

6.12	Waiver of Automatic Stay.

In the event that a Borrower becomes a debtor or debtor-in-possession under any provision of the Unites States Code, Title 11, whether by the Borrower’s voluntary petition or through the grant of an order for relief on an involuntary petition against the Borrower, the Borrower hereby: (a) unconditionally consents to the entry of an order granting the Bank relief from the so-called automatic stay provision of 11 U.S.C. Section 362, upon the Bank’s motion, complaint, or other pleading pursuant to which the Bank seeks to exercise its rights to foreclose on and liquidate any or all of the Collateral and apply the proceeds thereof in reduction of the Obligations; and (b) waives any right the Borrower may have to object to and/or defend against such motion, complaint or other pleading including, without limitation, any assertion or contention that the Borrower, as a debtor or debtor-in-possession in any case under said Title 11, is able to provide adequate protection against any diminution in the value of the Collateral in such case. The Borrower acknowledges that the foregoing consent to the Bank’s relief from the automatic stay and the waivers of the Borrower’s rights to object and/or defend and/or to offer adequate protection response to any of the Bank’s motions, complaints or other pleadings seeking relief from the automatic stay, constitute a material inducement to the Bank in granting the financial accommodations to the Borrower provided for in this Agreement.

6.13	Notices, Etc.

All notices, demands and other communications under this Agreement must be in writing and be delivered in hand or sent by courier, express mail, or first-class mail, postage prepaid, addressed to the parties, respectively, as follows:

If to the Borrower:

Precision Optics Corporation, Inc.

22 East Broadway

Gardner, MA 01440

Attention: Joseph N. Forkey, President and Treasurer

With a copy to:

Jason Balog, Esquire

Miles & Stockbridge P.C.

10 Light Street

Baltimore, MD 21202

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If to the Bank:

Main Street Bank

P.O. Box 19

81 Granger Boulevard

Marlborough, MA 01752

Attention: William J. Brassard, Senior Vice President

With a copy to:

David E. Surprenant, Esquire

Mirick, O’Connell, DeMallie & Lougee, LLP

100 Front Street

Worcester, MA 01608-1477

Either party may designate another address to which communications are to be sent or another Person to receive copies of communications. Any communication will become effective only when received by the Person to whom it is given. However, if it is mailed by first-class registered or certified mail, it will be deemed to be received on the earlier of (i) the third business day after it is mailed, or (ii) the day it is actually received.

6.14	Governing Law.

The Loan Documents are each contracts made under and to be construed according to the laws of the Commonwealth of Massachusetts where they were executed by the Borrower and delivered to the Bank. Notwithstanding anything to the contrary set forth in any other Loan Document, the Borrower and the Bank agree that all actions or proceedings in any way arising out of or related to the Loan Documents or the transactions contemplated under the Loan Documents will be litigated in courts located in Worcester County, Commonwealth of Massachusetts and all parties hereby submit to the jurisdiction of said courts.

6.15	Consent to Jurisdiction; JURY TRIAL WAIVER.

The Borrower irrevocably and unconditionally submits to the jurisdiction of any Massachusetts court or any federal court sitting within the Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents. The Borrower irrevocably waives, to the fullest extent permitted by law, (a) any and all rights it may have to contest the appropriateness of any such action or proceeding, whether based on lack of personal jurisdiction, lack or insufficiency of service, improper venue, forum non conveniens or any other basis and (b) the right, if any, to claim or recover any special, exemplary, punitive or consequential damages or any damages other than actual damages. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in this Section or as otherwise permitted by law.

The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in this Section by notice in accordance with Section 6.13 hereof. The Borrower irrevocably waives, to the fullest extent permitted by law, all claims of error by reason of any service as contemplated herein and agrees that such service shall be deemed in every respect effective service upon the Borrower in any such suit, action or proceeding and, to the fullest permitted by law, shall be taken and held to be valid personal service upon and personal delivery to the Borrower.

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THE BORROWER AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OTHER AGREEMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. BANK AND BORROWER SHALL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY BANK AND BORROWER AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. BANK AND BORROWER HAVE NOT AGREED OR REPRESENTED THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

6.16	Approved by the Bank.

Whenever the terms “approved by the Bank” or similar terms indicating the Bank’s consent or approval are used herein they mean “approved and/or consented to by the Bank as determined in its sole and absolute discretion”.

6.17	Counterparts.

This Agreement may be executed in several counterparts, and each executed copy constitutes an original instrument, but the counterparts together constitute but one and the same instrument.

6.18	Headings.

The headings of the several sections, divisions or subsections of this Agreement are not to be construed to constitute any part of this Agreement.

6.19	Severability.

If any provision of this Agreement shall be held invalid under any applicable Legal Requirements, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

6.20	USA Patriot Act Notice.

The Bank hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Bank is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.

6.21	Indemnification.

Borrower agrees to indemnify and hold the Bank and its respective shareholders, directors, agents, officers, subsidiaries and affiliates (the “Indemnified Parties”) harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, costs and expenses incurred, suffered, sustained or required to be paid by any Indemnified Party by reason of or resulting from the transactions contemplated hereby except to the extent resulting from the gross negligence or willful misconduct of an Indemnified Party. In all such litigation the Bank shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to promptly pay the reasonable fees and expenses of such counsel.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Borrower has signed this Agreement and the Bank has caused this Agreement to be signed in its behalf, in its corporate name by its authorized officer, as a sealed instrument all as of the day and year first above written.

Witness:	PRECISION OPTICS CORPORATION, INC.

	By:	/s/ Joseph N. Forkey
	Name:	Joseph N. Forkey
	Title:	President and Treasurer

Witness:	MAIN STREET BANK

	By:	/s/ William J. Brassard
	Name:	William J. Brassard
	Title:	Senior Vice President

[Signature Page to Loan Agreement]

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SCHEDULE 1

LEASES

27

SCHEDULE 2

PATENTS AND TRADEMARKS

28

SCHEDULE 3

SUBORDINATED INDEBTEDNESS

29

SCHEDULE 3.19(a)

PERMITTED LIENS

30

SCHEDULE 4.1

ORGANIZATION AND AUTHORITY

31

SCHEDULE 4.9.3

EMPLOYEE BENEFIT PLANS

32

SCHEDULE 4.11

ENVIRONMENTAL COMPLIANCE

33

EXHIBIT A

Borrowing Base Certificate

34

EXHIBIT B

Landlord Waivers

35

EXHIBIT C

Revolving Line of Credit Note

36

EXHIBIT D

Security Agreement

37

EXHIBIT E

Subordination Agreements

38

EXHIBIT F

Term Note

39

EXHIBIT G

Closing Agenda

40